Exhibit 21.1

MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST AS OF February 27, 2018 *

Austria
Masonite Austria GmbH

Canada
0993477 B.C. Unlimited Liability Company
Crown Door Corp. (Ontario)
Sacopan, Inc. (Quebec)

Chile
Masonite Chile Holdings
Masonite Chile S.A.

China
Masonite (Shanghai) Trading Company Limited

Cyprus
Liora Enterprises Limited

Czech Republic
Masonite CZ spol S.R.O.

India
Masonite Doors Private Ltd.

Israel
Open Gallery Ltd. (f/k/a Masonite Israel)
Premdor Ltd.

Ireland
Masonite Ireland
Masonite Europe
Masonite Components

Luxembourg
Masonite Luxembourg S.A.

Malaysia
Magna Foremost Sdn Bhd

Mexico
Masonite Mexico S.A. de C.V.

Netherlands
Premdor Karmiel Holdings B.V.

United Kingdom
Door-Stop International Limited
DW3 Products Group Limited
DW3 Products Holdings Limited
Eclectic Systems LP
Hickman Industries Limited
LOCO2MMC Limited
Masonite Europe Limited
Passivdor Limited
Performance Doorset Solutions, Inc.
Premdor Crosby Limited
Premdor U.K. Holdings Limited
Solidor Limited
Window Widgets (2006) Limited
Window Widgets LLP
ZEROCO2MMC Limited

United States
California
Eger Properties

Delaware
Masonite Corporation
(d/b/a Advisar)
(d/b/a Advisar360)
(d/b/a Advisar Residential)
(d/b/a Advisar Commercial)
(d/b/a Algoma)
(d/b/a Algoma Express)
(d/b/a Birchwood Best)
(d/b/a Birchwood Lumber & Veneer)
(d/b/a Bolection Door)
(d/b/a Florida Made Door)
(d/b/a Florida Millwork)
(d/b/a Lemieux Doors Corp.)
(d/b/a Marshfield Doorsystems)
(d/b/a Masonite Architectural)
(d/b/a Masonite Display)
(d/b/a Mohawk Flush Doors)
(d/b/a USA Wood Door)

Florida
Sierra Lumber, Inc. (f/k/a Florida Made Door)
Door Installation Specialist Corporation

North Dakota
Masonite Primeboard, Inc.

Oklahoma
Dominance Industries, Inc.

*	Excludes certain non-significant subsidiaries that are either discontinued or immaterial.